EXHIBIT 99

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Third Quarter Financial Results

•	Revenues of $21.3 million – an increase of 6% from Q3, 2003 and 9% from Q2, 2004

•	GAAP earnings of $.01 per share – versus a $0.14 loss per share in Q3, 2003 and a $0.04 loss per share in Q2, 2004

•	Cash and marketable securities of $101 million – and no debt

DALLAS – October 19, 2004 – Entrust, Inc. [Nasdaq: ENTU], a world-leading provider of identity and access management solutions, today announced financial results for its fiscal quarter ended September 30, 2004.

Revenues for Q3, 2004 increased 6% to $21.3 million from $20.0 million in Q3, 2003 and 9% from $19.5 million in Q2, 2004. Net income for Q3, 2004 increased to $0.5 million, or $0.01 per share, from a net loss of $9.0 million, or $0.14 per share in Q3, 2003 and from a net loss of $2.6 million, or $0.04 per share in Q2, 2004. Deferred revenue was $23.2 million, which is a year-over-year increase of approximately 26%. The company finished Q3, 2004 with a cash and marketable investments balance of $100.6 million with no debt.

“I am pleased with our quarter-over-quarter and year-over-year product and total revenue growth,” said Bill Conner, Entrust chairman, president and chief executive officer. “I am especially pleased with our year-to-date positive cash flow from operations of over six million dollars. As I look to Q4, I am encouraged that we have closed or are in the process of closing more product revenue in October than we did in all of the second quarter of this year. This gives us a good starting point of continued revenue growth, increased profitability and GAAP breakeven for the entire year.”

Business and Financial Metrics:

•	Revenues of $21.3 million consisted of 30% product and 70% services and maintenance. There was one deal over $1 million.

•	Product revenue increased 12% over Q3, 2003, and 40% over Q2, 2004. Extended Enterprise accounted for 74% and Extended Government accounted for 26% of the product revenue in the quarter. The finance vertical accounted for approximately 54% of third quarter product revenue.

•	The top five transactions accounted for 14% of Q3, 2004 revenues. The average purchase size this quarter was $93,000, up from $90,000 in Q2, 2004 and up from $79,000 in Q3, 2003. Total transactions reached 56, which is up from 39 in Q2, 2004, and is inline with historical levels.

•	Entrust Secure Messaging Solutions accounted for approximately 30% of product revenue, which is an increase of 247% from Q2, 2004 and an increase of 29% from Q3, 2003. In the third quarter Entrust also achieved their first sale of Entrust Compliance Server.

•	Entrust Secure Identity Management Solutions accounted for 57% of product revenue, which is an increase of 5% from Q2, 2004 and an increase of 8% from Q3, 2003.

•	Entrust Secure Data Solutions accounted for 13% of product revenue, which is an increase of 56% from Q2, 2004 and roughly equal to Q3, 2003.

•	Entrust Certificate Services increased 12% over Q2, 2004 and 45% over Q3, 2003. This is Entrust Certificate Services 8th consecutive quarterly increase in revenue.

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•	Services and maintenance revenues comprised $14.8 million of total revenue. Services revenues were driven by Entrust Cygnacom and U.S. professional services, which achieved its highest revenue level in over three years.

•	Q3, 2004 net income was $0.5 million, or $0.01 per share, compared to a $9.0 million net loss, or $0.14 per share in Q3, 2003, and a net loss of $2.6 million, or $0.04 per share, in Q2, 2004.

•	Deferred revenue was $23.2 million, which is a year-over-year increase of approximately 26%.

“In the third quarter we experienced far better close rates in the enterprise market arena,” said David Wagner, Entrust chief financial officer. “Our increased revenue combined with diligent expense management enabled us to return to profitability in the quarter, positioning the company to achieve profitability for the year.”

Technology and Industry Highlights:

•	Entrust announced Entrust IdentityGuard, a new strong authentication product designed to reduce the impact of identity theft that has damaged confidence in on-line transactions. With the dramatic rise of attacks such as phishing, enterprises and their customers are seeking more cost effective and flexible ways to protect users identities. Entrust IdentityGuard provides an affordable, easy-to-implement and deployable second factor of authentication solution that makes users less vulnerable to fraud, while helping organizations reduce the financial losses associated with identity theft.

•	Entrust announced the commercial availability of the Entrust Entelligence™ Compliance Server, a Linux-based appliance that helps enterprise and government customers enable real-time e-mail compliance. This highly accurate and efficient content scanning technology automatically enforces e-mail policy pertaining to individual privacy, intellectual property protection, anti-spam, vulgarity, and regulatory mandates such as HIPAA, Sarbanes-Oxley and Gramm-Leach Bliley. To assist customers in protecting e-mail messages identified as private or sensitive, Entrust also announced enhancements to its boundary and desktop e-mail security products, vastly increasing its secure messaging portfolio.

•	Entrust announced that the company’s recently-acquired AmikaNow! artificial intelligence-based compliance technology received the 2004 Frost & Sullivan Award for Technology Innovation. This award was presented to AmikaNow! and Entrust in recognition of their efforts in developing a set of first-class compliance and anti-spam solutions. The Entrust-owned technology delivers a highly sophisticated content analysis tool that can automatically analyze and categorize e-mail messages and documents based on the context and meaning of their contents, not simply pre-defined word lists.

•	Entrust and Pointsec Mobile Technologies announced a new strategic technology, sales and marketing relationship to address the growing need for protecting data on mobile devices. Bringing together their award-winning security capabilities, the two companies developed and are now jointly marketing data security products designed to protect information in laptop, desktop, PDA, server and other mobile and wireless environments.

•	Entrust Ready™ Partners including ActivCard, AET Europe, Aladdin Knowledge Systems, Axalto, Datakey, Monet+, SafeNet and Siemens, recently outlined the continued availability of comprehensive security solutions for the Microsoft® Windows® platform and associated applications. These solutions enable organizations to strongly authenticate their users with the confidence of a hardware form factor. However, unlike most proprietary token technology, it allows customers to add security capabilities beyond authentication for applications such as secure e-mail or file encryption. This solutions provide customers with a broad set of application security capabilities, all from a single solution.

•	Entrust announced that the U.S. Department of Agriculture’s (USDA) National Finance Center (NFC), which uses Entrust products, has been officially named a certified provider of Public Key Infrastructure (PKI) services for the federal government after meeting the requirements of the Federal Identity Credentialing Committee (FICC). The NFC’s Entrust software-based offering is the only public-private collaboration to be certified by the FICC.

Entrust will host a live teleconference and Webcast on Tuesday, October 19, 2004, at 5:00 p.m. ET. Chairman, president and CEO Bill Conner and CFO David Wagner will discuss Entrust’s Q3, 2004 results. The conference call audio will be available live via dial-in at 1-800-814-4857 and via http://webevents.broadcast.com/cnw/entrust20041019. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7:00 p.m. ET, Tuesday, October 19, through Tuesday, October 26 at 11:59 p.m. ET. The toll-free replay number is 877-289-8525, with a pass code of 21096568#.

This press release contains forward-looking statements relating to Entrust’s projected performance for 2004, including Entrust’s projected revenue range for the fourth quarter of 2004. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2004. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world-leading provider of Identity and Access Management solutions. Entrust software enables enterprises and governments to extend their business reach to customers, partners and employees. Entrust’s solutions for secure identity management, secure messaging and secure data increase productivity and improve extended relationships by transforming the way transactions are done online. Over 1,250 organizations in more than 50 countries use Entrust’s proven software and services to turn business and security challenges into secure business opportunities. For more information, please visit: http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Doug McGinn
Investor Relations	Media Relations
972-713-5824	(202) 715-1558
david.rockvam@entrust.com	doug.mcginn@dittus.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	$6,495	$5,788	$18,384	$22,495
Services and maintenance	14,843	14,250	45,482	41,687

Total revenues	21,338	20,038	63,866	64,182

Cost of revenues:
Product	827	1,273	2,954	3,810
Services and maintenance	6,637	7,534	21,473	22,375
Amortization of purchased product rights	175	—	198	568

Total cost of revenues	7,639	8,807	24,625	26,753

Total gross profit	13,699	11,231	39,241	37,429

Operating expenses:
Sales and marketing	5,757	8,758	18,592	27,739
Research and development	3,944	5,953	12,860	18,182
General and administrative	3,305	3,223	9,793	10,073
Impairment of purchased product rights	—	—	—	1,134
Restructuring charges and adjustments	—	2,233	—	13,623

Total operating expenses	13,006	20,167	41,245	70,751

Income (loss) from operations	693	(8,936)	(2,004)	(33,322)

Other income (expense):
Interest income	359	377	904	1,409
Foreign exchange gain (loss)	(118)	(92)	440	(372)
Loss from equity investment	(296)	(212)	(673)	(450)
Minority interest in subsidiary	(2)	—	(2)	—
Write-down of long-term strategic investments	—	—	—	(2,780)

Total other income (expense)	(57)	73	669	(2,193)

Income (loss) before income taxes	636	(8,863)	(1,335)	(35,515)

Provision for income taxes	143	91	206	411

Net income (loss)	$493	$(8,954)	$(1,541)	$(35,926)

Weighted average common shares used
Basic	62,684	63,407	63,138	63,601
Diluted	62,932	63,407	63,138	63,601

Net income (loss) per share
Basic	$0.01	($0.14)	($0.02)	($0.56)
Diluted	$0.01	($0.14)	($0.02)	($0.56)